Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated July 11, 2008, accompanying the consolidated financial statements of Cornerstone BioPharma Holdings, Inc. and Subsidiaries included in Amendment No. 3 to the Registration Statement (Form S-4 No. 333-152442) filed on September 29, 2008, and the Prospectus (Registration No. 333-152442) filed on October 6, 2008, supplemented by Supplement No. 1 filed on October 17, 2008 (which amended and restated page F-87 of the Prospectus) and Supplement No. 2 filed on October 23, 2008, which are incorporated by reference in this Current Report on Form 8-K/A. We consent to the incorporation by reference of the aforementioned reports in this Current Report on Form 8-K/A.
/s/ GRANT THORNTON LLP
Raleigh, North Carolina
January 14, 2009